                                                    As filed with the Securities
                                   and Exchange Commission on November 16, 1999.



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   SICOR INC.
                          (formerly Gensia Sicor Inc.)
             (Exact name of registrant as specified in its charter)

            Delaware                                          33-0176647
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                                    19 Hughes
                            Irvine, California 92618
                                 (949) 455-4700
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                                                             Copies to:
                       CARLO SALVI                                   THOMAS E. SPARKS, JR., ESQ.
          President and Chief Executive Officer                     Pillsbury Madison & Sutro LLP
                        SICOR Inc.                                         P. O. Box 7880
                        19 Hughes                                   San Francisco, CA 94120-7880
                 Irvine, California 92618                                  (415) 983-1000
                      (949) 455-4700
(Name, address, including zip code, and telephone number,
        including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

---------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------   ------------   ------------------   ------------------   ----------------
 Title of each class of securities   Amount to be    Proposed maximum     Proposed maximum       Amount of
         to be registered             registered    offering price per   aggregate offering   registration fee
                                                          unit(1)               price
----------------------------------   ------------   ------------------   ------------------   ----------------
Common Stock, $.01 par value         9,542,500(2)       $ 4.5938            $ 43,836,336.50        $ 12,186.50
----------------------------------   ------------   ------------------   ------------------   ----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low price reported on the Nasdaq National Market as of November 12, 1999.

(2) Includes 867,500 shares of common stock reserved for issuance upon the issuance and exercise of warrants. Pursuant to Rule 416 this Registration Statement also covers such indeterminate number of additional shares, if any, as shall be issuable from time to time to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated November 16, 1999

                                   SICOR INC.

                        9,542,500 Shares of Common Stock
                                    --------

        This prospectus relates to the offer and sale of our common stock by the selling stockholders, identified on page 11, as follows:

               - 8,675,000 shares issued to investors in our May/June, 1999 financing; and

               - up to 867,500 shares issuable upon exercise of warrants, with an exercise price of $5.75 per share, issued to the investors in the financing.

        For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 11. We will not receive any portion of the proceeds from the sale of these shares.

        Our common stock is quoted on the Nasdaq National Market under the symbol "SCRI." On November 15, 1999, the last sale price of the common stock on the Nasdaq National Market was $4.75 per share.

        THIS PROSPECTUS COVERS ONLY DISPOSITIONS OF THE SHARES, INCLUDING SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS, NOT THE ISSUANCE OR TRANSFER OF THE WARRANTS THEMSELVES. THE WARRANTS WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE OR QUOTED IN ANY OVER-THE-COUNTER MARKET.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 --------------

              The date of this Prospectus is              , 1999
                                             -------------

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

        If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our Additional Financing Requirements and Limited Access to Financing May Adversely Affect Our Ability to Develop Products

        We may need to raise additional funds to maintain our current and planned operations. If we are unable to raise additional funds we may have to reduce our capital resources, scale back our development of new products and reduce our workforce. We believe that our existing resources, will enable us to maintain our current and planned operations through at least 2000.

        Our future capital requirements will depend on many factors, including:

        .      continued progress in our development programs,

        .      the time and costs involved in obtaining regulatory approvals,

        .      competing market developments,

        . the outcome of litigation between us and American Pharmaceutical Partners

        . effective licensing agreements, commercialization activities and arrangements, and

        .      other factors not within our control.

        In addition, at September 30, 1999 approximately $110 million of our $376 million in assets was either intangibles or goodwill. We may not be able to realize any value from these intangible assets.

The Outcome of Pending Lawsuits Could Adversely Effect Our Finances and Limit Our Ability to Market Our Products

        In February 1999, a lawsuit was filed by Zeneca, Inc., Zeneca, in the U.S. District Court in Baltimore, Maryland against the Food and Drug Administration, FDA, with regards to our wholly owned subsidiary, Gensia Sicor Pharmaceuticals' Abbreviated New Drug Application, ANDA, for propofol. In the suit, Zeneca alleged that the FDA improperly approved Gensia Sicor Pharmaceuticals' propofol product. We believe this lawsuit is without merit, and that it represents Zeneca's continued legal maneuvering to stop the FDA approval of generic propofol. Gensia Sicor Pharmaceuticals intervened in the lawsuit to protect its interest and support the FDA in its defense of this lawsuit. The court denied Zeneca's motion for a preliminary injunction on March 26, 1999, and on August 11, 1999, granted Gensia Sicor Pharmaceuticals' and the FDA's motion for summary judgment and entered judgment in favor of the defendants. However, in the event that Zeneca is ultimately successful on appeal in its litigation against the FDA, it could have a material adverse effect on our financial position, results of operations or cash flows.

        In April 1999 Gensia Sicor Pharmaceuticals, filed a lawsuit in the Superior Court of California for Orange County against American Pharmaceutical Partners, APP, for breach of contract, breach of the implied covenant of good faith and fair dealing, unfair competition and declaratory relief. The suit alleges that APP has breached a distributorship agreement for some of Gensia Sicor Pharmaceuticals' products by, among other things, acquiring and operating a business which competes with Gensia Sicor Pharmaceuticals with respect to some of the same products. We are seeking damages in addition to a declaration that we have no obligation or liability to APP.

        We are also a defendant in various actions, claims, and legal proceedings arising from our normal business operations. Management believes we have meritorious defenses and intends to vigorously defend against all allegations and claims. No contingent liabilities or provisions have been recorded in our financial statements for such matters, as the ultimate outcome of these matters is uncertain. However, in management's opinion, liabilities arising from such matters, if any, will not have a significant negative effect on our consolidated financial position, results of operations or cash flows.

Our History of Operating Losses and Uncertainty of Future Profitability May Adversely Affect Us

        We have not been profitable on an annual basis since our inception in 1986. Although we have taken steps to decrease our losses, and were profitable in the second and third quarters of 1999, we may never make an annual profit. We may not be able to generate sufficient product revenue to become profitable on a sustained basis and we may incur additional losses in the future. For the period from our inception to September 30, 1999, we have incurred a cumulative net loss of $353.9 million.

Competition Adversely Affected Our Operating Margins

        We compete in the highly competitive multisource (generic) injectable drug industry with numerous other pharmaceutical manufacturers, many of which are established companies with greater financial and other resources than us. We may not be able to continue to compete effectively in this market. Because selling prices of multisource injectable drug products typically decline as competition intensifies, our profitability will depend in part on our ability to develop and introduce selected new products to the market in a timely manner, to obtain raw materials at competitive prices and to improve the efficiency of our production capability.

Our Failure to Comply With Stringent Government Regulations Regarding the Development, Manufacture and Marketing of Our Current Drugs Under Development Could Adversely Affect Our Ability to Obtain Required Approvals Which Could Adversely Affect Us

        The testing of the potential drugs we are developing and the manufacturing and marketing of our drugs are subject to regulation by numerous federal, state and local governmental authorities in the United States, and by similar agencies in other countries in which we develop, manufacture and market drugs. We must receive approval for each of our drugs from the applicable regulatory agencies before it may be marketed as a drug in a particular country.

        The regulatory process can take many years and requires us to expend substantial resources. In addition, we may encounter delays or rejections based on changes in regulatory agency policies during the period in which a potential drug is being developed and/or the period required for review of any application for regulatory agency approval. Delays in obtaining regulatory agency approvals could negatively affect the marketing of any potential drug. Delays could:

        .      result in the imposition of costly procedures on our activities,

        .      diminish any competitive advantages that we attain,

        .      negatively affect our ability to receive royalties, and

        . we may not obtain, regulatory agency approvals for potential drugs.

        Moreover, if we obtain regulatory agency approval for a drug, such approval may be limited regarding the indicated uses for which the drug may be marketed and this would limit our potential market for the drug. Furthermore, the marketing and manufacture of drug products remain subject to extensive regulatory requirements. The discovery of previously unknown problems with our drug could result in restrictions on the drug including withdrawal of the drug from the market. If we fail to comply with regulatory requirements:

        .      we could be fined,

        .      our regulatory approvals suspended,

        .      our operations restricted, and

        .      we could be involved in criminal prosecution.

        In addition, regulatory agency approval of pricing is required in many countries and may be required for the marketing in such countries of any drug we develop.

If Key Personnel Leave We Could Fail to Achieve Our Objectives

        We are highly dependent on the principal members of our scientific, manufacturing, marketing and management personnel, the loss of whose services might significantly delay or prevent the achievement of our objectives. We face competition in attracting and retaining personnel from other companies, academic institutions, government entities and other organizations.

Our Patents and Proprietary Technology May Not Provide Us With Any Benefit and the Patents and Proprietary Technology of Others May Prevent Us From Commercializing Products

        Others may have or may receive patents which contain claims applicable to our products. These patents may impede our ability to commercialize products.

        We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants and certain contractors. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or independently discovered by our competitors.

        Our products and processes may infringe, or be found to infringe, patents not owned or controlled by us. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. We may not be able to obtain licenses at all or on terms commercially reasonable to us and we may not be able to redesign our products or processes to avoid infringement.

        We may have to litigate to defend against claims of infringement, to enforce patents issued to us or to protect trade secrets. Litigation has and could result in substantial costs and the diversion of management's efforts regardless of the results of the litigation. An unfavorable result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using some technology.

Potential Inability to Obtain Raw Materials or Manufacture Products May Harm Our Business

        We depend on third party manufacturers for bulk raw materials for many of our products. These raw materials are generally available from a limited number of sources, and some raw materials are available only from foreign sources. In addition, Gensia Sicor Pharmaceuticals, Inc. utilizes sole sources of supply for some raw materials used in the manufacture of its products and some packaging components. Any disruption in one or more of these supply sources could disrupt our ability to manufacture some of our products.

Adverse Determinations Concerning Product Pricing, Reimbursement and Related Matters Could Prevent Us From Successfully Commercializing Products

        Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from:

        .      government health administration authorities,

        .      private health coverage insurers,

        .      managed care organizations, and

        .      other organizations.

If we fail to obtain appropriate reimbursement, it could prevent us from successfully commercializing products.

        There are continuing efforts by governmental and third party payors to contain or reduce the costs of health care through various means. Domestically and internationally, there have been, and we expect that there will continue to be, a number of legislative proposals to implement government controls. The announcement of proposals or reforms could impair our ability to raise capital. The adoption of proposals or reforms could impair our business.

        Additionally third party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and whether adequate third party coverage will be available.

Product Liability Exposure May Expose Us to Significant Liability

        We face an inherent business risk of exposure to product liability and other claims in the event that our technologies or products are alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure.

        As a manufacturer of bulk drug substances, we supply other pharmaceutical companies with active ingredients which are contained in finished products. Our ability to avoid significant product liability exposure depends in part upon on our ability to negotiate appropriate commercial terms and conditions with our customers and our customers' manufacturing, quality control and quality assurance practices. We may not be able to negotiate satisfactory terms and conditions with our customers.

        Although we currently maintain product liability insurance, we may not have sufficient insurance coverage and we may not be able to obtain sufficient coverage, at a reasonable cost. If we fail to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the commercialization of products developed by us.

Uncertainty Regarding Mexican Economic Factors, Government Policies and
Inflation

        The Mexican government has exercised and continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions could significantly effect our subsidiaries Lemery and Sicor de Mexico, market conditions, and prices in Mexico.

        A large portion of the finished multisource drug products manufactured by Lemery are sold to the government public hospital program in Mexico. The government public hospital program in Mexico may stop purchasing products from Lemery. Although the Mexican government has to date paid Lemery on a timely basis, this payment pattern could stop in the future. Further, as recently as 1995, Mexico experienced high double digit inflation and there is always a possibility of recurrence. Actions by the Mexican government, future developments in the Mexican economy and Mexico's political, social or economic situation may disrupt or impede the operations of Lemery and Sicor de Mexico.

Risks Related to International Operations Could Disrupt Our Subsidiaries' Operations

        Our subsidiaries, Sicor, Lemery, Sicor de Mexico, and Diaspa derive a significant percentage of revenues from sales of pharmaceuticals outside of Canada, Western Europe, Japan and the United States. Operations outside of Canada, Western Europe, Japan and the United States are subject in varying degrees to risks involved in doing business abroad such as war, civil disturbances, adverse governmental actions and economic and governmental instability. If any of the risks mentioned above were to occur, our operations outside of Canada, Western Europe, Japan and the United States could be disrupted or even appropriated and severely effect our financial condition.

Potential Adverse Impact of Year 2000

        Our international sales represent nearly fifty percent of our revenue. The Mexican government public hospital program, and other of our large international customers may not be Year 2000 compliant.

        We have not identified our most reasonably likely worst case scenario with respect to possible losses in connection with Year 2000 related problems.

        There are many factors outside of our control that could cause the Year 2000 problem to seriously disrupt our operations. The most critical of the risks facing us are:

        . a disruption in the supply of product with particular emphasis on failures of raw material suppliers, commercial partners, and external distribution channels,

        . internal infrastructure failures such as utilities, communications, internal information services and integrated information systems,

        . government failures, especially as they impact import and export activity, interruption of the product regulatory filing process, and

        .       a major customer failure or interruption.

        If either our or any of our important customers or vendors experience a failure of any critical system, that failure could have a significant negative effect on our business.

Hazardous Materials/Environmental Matters Could Expose Us to Significant Costs

        Our business involves the controlled storage, use and disposal of hazardous materials and biological hazardous materials. We are subject to numerous environmental regulations in the jurisdictions in which we operate. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and such liability could exceed our resources. Our operations, business and assets may be substantially and detrimentally affected by current or future environmental laws or regulations. In addition, we maintain liability insurance for some environmental risks which our management believes to be appropriate and in accordance with industry practice. We may incur liabilities beyond the limits or outside the coverage of our insurance and we may not be able to maintain insurance on acceptable terms, or at all.

Currency Fluctuations

        We have significant operations in several countries, including the United States, Italy, Mexico and Switzerland. In addition, purchases and sales are made in a large number of other countries. As a result, we are subject to the risk and uncertainties of foreign currency fluctuations. While we have policies and strategies to minimize this risk, these policies and strategies may not work to prevent significant negative financial adjustments in the future.

Control by Principal Stockholder

        Carlo Salvi, our President, Chief Executive Officer and a director, beneficially owns approximately 37% of our common stock. In addition, pursuant to a shareholder's agreement, dated as of November 12, 1996, as amended, Rakepoll Finance, an entity controlled by Mr. Salvi, is entitled to designate three of our nine directors, who in turn are entitled to designate (jointly with two of our executive officer directors) five additional directors. In addition, the consent of the Rakepoll Finance designated directors is required for us to take some actions, such as a merger or sale of all or substantially all of our business or our assets and certain issuances of our securities. As a result of his ownership of our common stock, Mr. Salvi may be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Volatility of Stock Price and Absence of Dividends May Hurt Common Stockholders

        The market price of our common stock, like that of the common stock of many other companies, has been and is likely to be highly volatile. Factors such as:

        . evidence of the safety or efficacy of our products or products of our competitors,

        . announcements of technological innovations or new products by us or our competitors,

        .       governmental regulatory actions,

        .       changes or announcements in reimbursement policies,

        .       developments with our collaborators,

        . developments concerning patent or other proprietary rights of ours or our competitors (including litigation),

        .       concern as to the safety of our products,

        .       period-to-period fluctuations in our operating results,

        .       changes in estimates of our performance by securities analysts,

        .       market conditions for stocks in general, and

        .       other factors not within our control

could have a significant negative impact on the market price of our common stock.

        We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Unless full cumulative dividends are paid on our outstanding $3.75 convertible exchangeable preferred stock, $.01 par value, cash dividends may not be paid or declared and set aside for payment on our common stock. At September 30 1999, we had approximately $7.5 million in undeclared cumulative preferred dividends on the convertible preferred stock.

Subordination of Common Stock to Notes and Preferred Stock Could Hurt Common Stockholders

        Our common stock is expressly subordinate to $20,000,000 of 2.675% subordinated convertible notes due May 1, 2004, and to the series A preferred stock into which the notes are convertible, in the event of our liquidation, dissolution or winding up. Our common stock is also subordinate to the approximately $80,000,000 (plus accrued and unpaid dividends) liquidation preference of our outstanding $3.75 convertible exchangeable preferred stock. If we were to cease operations and liquidate our assets, there may not be any remaining value available for distribution to the holders of common stock after providing for the above liquidation preferences.

Effect of Anti-Takeover Provisions Could Adversely Affect Our Common
Stockholders

        Our Certificate of Incorporation and Bylaws include provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. The approval of 66-2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions contained in our Certificate of Incorporation. We also have a stockholder rights plan, the effect of which may also deter or prevent takeovers. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of deterring hostile takeover attempts.

                       ADDITIONAL OR UPDATED RISK FACTORS

        Prior to making an investment decision with respect to the common stock offered hereby, you should also carefully consider any specific factors set forth under a caption "risk factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or the prospectus supplement or incorporated by reference into this prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        When used in this prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which are beyond our control. For a discussion of some of these risks, see "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained within this prospectus to reflect any change in our expectations with regard to those forward-looking statements or any change in events, conditions or circumstances on which any such statement is based.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. This information can be (1) read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and at the SEC's Chicago Regional Office, 500 West Madison Street, Chicago, Illinois; and New York Regional Office, 7 World Trade Center, New York, New York and (2) accessed via a Web site maintained by the SEC (http://www.sec.gov). Copies of the material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

        This prospectus is a part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our common stock, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or may be examined without charge at the offices of the SEC.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 333-44563):

        (a) Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-18549);

        (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

        (c) The description of our common stock set forth in the Registration Statement on Form 8-A filed on April 27, 1990; and

        (d) The description of the rights to purchase Series I Participating Preferred Stock, $.01 par value, set forth in the Registration Statement on Form 8-A filed on March 23, 1992.

        Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into those documents). Requests should be submitted in writing or by telephone at (949) 455-4700 to SICOR Inc., at our principal executive offices, 19 Hughes, Irvine, California 92618.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the Selling Shareholders in the offering.

          ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING STOCKHOLDERS

        On May 20, 1999 and June 10, 1999, pursuant to Unit Purchase Agreements, we sold an aggregate of 8,675,000 units (each unit consisting of one share of our common stock and, conditionally, one warrant to purchase one-tenth of a share of our common stock) to the selling stockholders in a private placement offering. This prospectus covers the resale of the 9,542,500 shares of our common stock issued (or issuable upon exercise of the warrants) in connection with the private placement to the selling stockholders.

                            INCOME TAX CONSIDERATIONS

        You should consult your tax advisor about the income tax issues and the consequences of holding and disposing of our common stock.

                              SELLING STOCKHOLDERS

        As of September 30, 1999 there were five Selling Stockholders, as set forth below. Share ownership information is based solely upon either information furnished to us or reports furnished to us by the respective individuals or entities, as the case may be, pursuant to the rules of the Commission:

                                                               Shares        Other Shares of        % of Common
                                                             Potentially      Common Stock          Stock to be
                                             Shares of       Potentially     Owned(1) Prior       Held After Sale
                                           Common Stock      Issuable Upon     to and to be         Assuming Full
                                          Held as a Result   Exercise of     Owned Subsequent      Issuance and
                                          of the Private         the         to the Comple-       Exercise of the
        Selling Stockholders                 Placement        Warrants       tion of Offering        Warrants
------------------------------------      ----------------  --------------   ----------------     ---------------
Stamford Investments, Ltd...........         5,750,000          575,000              0                  7
                                                                                ----------           -------
Carlo Salvi(2)......................         2,500,000          250,000         30,838,799 (3)         37
                                                                                ----------           -------
Berger Trust Luxembourg Holding SA..           250,000           25,000              0                  *
                                                                                ----------           -------
Castelluccio One Ltd................           125,000           12,500              0                  *
                                                                                ----------           -------
Glicine Investment Inc..............            50,000            5,000              0                  *
                                                                                ----------           -------

----------

*      Less than one percent.

(1) Includes shares of common stock owned by the Selling Stockholders which are not covered by this Prospectus. Ownership information is based on the Company's knowledge and publicly available information.

(2) Mr. Salvi is our President, Chief Executive Officer and one of our directors. Alco Chemicals, Ltd. ("Alco"), a company wholly owned by Mr. Salvi, acts as a sales agent for certain bulk pharmaceutical products produced by Sicor, in exchange for a commission of 4% of sales. Additionally, Alco acts as a non-exclusive sales agent for Sicor for certain bulk pharmaceutical products produced by certain of our subsidiaries, in exchange for a commission of 4% of sales. The parties determine, from time to time, those bulk pharmaceutical products for which Alco will act as a sales agent. Further, Archimica S.p.A., in which Mr. Salvi previously had a 50% beneficial ownership interest, acquired a 50% beneficial interest in Diaspa S.p.A. in December 1997. We also acquired a 50% beneficial ownership interest in Diaspa S.p.A., which is an Italian pharmaceutical company specializing in bulk fermentation products. We subsequently acquired the remaining 50% interest from Archimica. In June of 1999, we repaid a loan of $10 million made by Mr. Salvi to us in December 1998, eliminating, on our behalf, approximately $800,000 in annual interest payments. The repayment of Mr. Salvi's loan was made in connection with the purchase by Mr. Salvi of 2.5 million Units for $10 million.
(3) Includes 29,500,000 shares owned by Rakepoll Finance, a majority-owned direct subsidiary of Karbona Industries Ltd., which is wholly owned by Mr. Salvi. Also includes (i) 575,000 shares owned by Nora Real Estate S.A. and 50,000 shares owned by Alco, both of which are wholly owned by Mr. Salvi, (ii) 170,236 shares subject to a warrant exercisable within 60 days of September 30, 1999 and (iii) options to purchase 103,091 shares exercisable within 60 days of September 30, 1999.

                              PLAN OF DISTRIBUTION

        The shares are being offered on behalf of the selling stockholders, and we will not receive any proceeds from the offering. The selling stockholders may offer the common stock:

        .       directly to purchasers,

        .       to or through underwriters,

        .       through dealers, agents or institutional investors, or

        .       through a combination of such methods.

         Regardless of the method used to sell the common stock, to the extent necessary, we will provide a prospectus supplement that will disclose:

        . the identity of any underwriters, dealers, agents or investors who purchase the common stock,

        . the material terms of the distribution, including the number of shares sold and the consideration paid,

        . the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents,

        . the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws, and

        . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

         All expenses (estimated to be $70,000) of the registration of the common stock covered by this prospectus will be borne by us pursuant to preexisting agreements, except that we will not pay any selling stockholder's underwriting discounts or selling commissions.

        We have agreed to indemnify the selling stockholders against certain liabilities in connection with this registration, including liabilities under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the common stock will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.


                                  LEGAL MATTERS

        The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco, California. A member of the law firm of Pillsbury Madison & Sutro LLP owns 40,000 shares of common stock, and has an option to acquire an additional 25,000 shares of common stock.


                                     EXPERTS

         Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

================================================================================

        We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.




                                   ----------

                                TABLE OF CONTENTS

                                                             Page
                                                             ----
            Risk Factors........................................2
            Additional or Updated Risk Factors..................9
            Special Note Regarding Forward-Looking
               Information......................................9
            Where You Can Find More Information.................9
            Use of Proceeds....................................10
            Issuance of Common Stock and Warrants
               to Selling Stockholders.........................10
            Income Tax Considerations..........................10
            Selling Stockholders...............................11
            Plan of Distribution...............................11
            Legal Matters......................................12
            Experts............................................12







                                9,542,500 Shares

                                  Common Stock






                                   SICOR INC.
                          (formerly Gensia Sicor Inc.)





                             ----------------------

                                   PROSPECTUS

                             ----------------------







                             ----------------------


                               ------------, 1999



=======================================   ======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

                                                              Amount
                                                             ---------

     SEC registration fee................................   $12,186.50

     Blue Sky fees and expenses..........................     1,000.00
     Accounting fees and expenses........................    10,000.00
     Legal fees and expenses.............................    20,000.00

     Registrar and transfer agent's fees.................     5,000.00
     NNM listing fee.....................................    17,500.00
     Miscellaneous fees and expenses.....................     4,313.50
                                                            ----------
              Total......................................   $70,000.00
                                                            ==========


Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, the Delaware GCL, permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of ours, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, the Act. The Delaware GCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         Article IX of our Restated Certificate of Incorporation, as amended, provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

         In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 16.  Exhibits

        Exhibit
        Number     Description of Document
        -------    -----------------------

        4.1(1) Form of Unit Purchase Agreement between us and the selling stockholders.

        4.2(2)     Form of Certificate for our common stock with rights legend.

        5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

        23.1       Consent of Ernst & Young LLP, independent auditors.

        23.3 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

        24.1       Power of Attorney (see page II-4).
----------



(1) Incorporated by reference to the our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (No. 0-18549).
(2) Incorporated by reference to the our Registration Statement on Form S-4 (No. 33-94778).


Item 17.  Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        We hereby undertake:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Exchange Act, that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) For purposes of determining any liability under the Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3, and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, November 15, 1999.



                             SICOR INC.



                             By /s/ John W. Sayward
                               ------------------------------------------------
                                                  John W. Sayward
                                        Executive Vice President, Finance,
                                       Chief Financial Officer and Treasurer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints John W. Sayward and Wesley N. Fach and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he mightor could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           Signature                                    Title                              Date
           ---------                                    -----                              ----


/s/ Carlo Salvi                         President and Chief Executive Officer           November 15, 1999
-------------------------------                                                         ------------
          Carlo Salvi                   (Principal Executive Officer) and
                                        Director

                                        Executive Vice President, Finance, Chief
/s/ John W. Sayward                     Financial Officer, and Treasurer                November 15, 1999
-------------------------------                                                         ------------

       John W. Sayward                  (Principal Financial and Principal
                                        Accounting Officer) and Director

/s/ Donald E. Panoz                     Chairman of the Board of Directors              November 15, 1999
-------------------------------                                                         ------------

       Donald E. Panoz

             Signature                     Title               Date
             ---------                     -----               ----


/s/ Frank C. Becker
---------------------------------       Director        November 15       , 1999
         Frank C. Becker                                -----------------


/s/ Michael D. Cannon
---------------------------------       Director        November 15       , 1999
        Michael D. Cannon                               -----------------


/s/ Gianpaolo Colla
---------------------------------       Director        November 15       , 1999
         Gianpaolo Colla                                -----------------


/s/ Herbert J. Conrad
---------------------------------       Director        November 15       , 1999
        Herbert J. Conrad                               -----------------


/s/ Carlos A. Ferrer
---------------------------------       Director        November 15       , 1999
        Carlos A. Ferrer                                -----------------


/s/ Carlo Ruggeri
---------------------------------       Director        November 15       , 1999
        Carlo Ruggeri                                   -----------------

                                  EXHIBIT INDEX
                                  -------------


     Exhibit
     Number        Description of Document
     -------       -----------------------

     4.1(1) Form of Unit Purchase Agreement between us and the selling stockholders.

     4.2(2) Form of Certificate for our common stock with rights legend.

     5.1 Opinion of Pillsbury Madison & Sutro LLP regarding the legality of the securities being registered.

     23.1          Consent of Ernst & Young LLP, independent auditors.

     23.3 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

     24.1          Power of Attorney (see page II-4).
--------------------

(1) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (No. 0-18549).
(2) Incorporated by reference to our Registration Statement on Form S-4 (No. 33-94778).